Exhibit 10.27

DELL
Volume Purchasing Agreement

Between

Dell Marketing, L.P.                                                                                                Vemics Inc.
One Dell Way                                                       and                                            3600 Bee Caves Rd. Ste 216
Round Rock, TX 78682                                                                                          Austin, Texas 78746
“Dell”                                                                                                                        “Customer”
Customer No.                           TBD
Customer Point
of Contact                                Tom C. Dorsett
   President of Healthcare Solutions
Telephone                                877.549.5100
Fax                                             512.233.5190
Email                                          tdorsett@vemics.com

1.           INTRODUCTION AND SCOPE

As of the date of Dell's signature, the ("Effective Date"), this Agreement, including attachments and the terms and conditions of our service programs, if applicable, the ("Agreement") governs the purchase by Vemics Inc., ("Customer") and sale by Dell Marketing, L.P. ("Dell") of computer hardware and related products, including software licensing arrangements specified in this Agreement ("Products") and services provided by Dell, enumerated in the standard service descriptions set forth at http://www.dell.com/us/en/gen/services/service_service_contracts.htrn ("Services"). "Customer" shall include any affiliate of Customer who places an order hereunder, and "Dell" shall include any affiliate of Dell with whom an order is placed. Purchases of Products and Services in this Agreement shall be for Customer's internal use only and not for resale purposes. In instances where Customer purchases through a reseller or distributor, final prices and terms and conditions of sale and service will be as agreed between Customer and the independent third party from whom Customer purchases such Products. Dell is not a party to such contractual relationships.

2. QUOTES, ORDERING AND PAYMENT

2.1
Obtaining Quotes. Customer may request a quote online from a web-site personalized for Customer, if available, or directly from Customer's Dell sales representative. Dell's written quotes are binding on Dell to the extent indicated therein or as otherwise agreed by the parties.

2.2
Ordering On-line. If Customer orders on-line, Dell will issue to Customer user names and passwords the ("Purchase Codes"). By accepting and using the Purchase Codes, Customer acknowledges the validity of an electronic order, which shall be deemed to be a writing for all purposes hereunder, and agrees to be responsible for full payment of any Products or Services ordered using Customer's Purchase Codes. Customer is responsible for keeping the Purchase Codes confidential and controlling their use.

2.3
Orders. All orders must specify Dell's quotation (if any), and reference the Product model number, Services, options and quantities for each Product or Service ordered, requested shipment dates and shipping and invoice addresses. Customer agrees to place orders through the use of electronic online ordering, unless otherwise agreed by Customer and Dell, in which case such orders may be placed in writing, by telephone or by facsimile transmission. Telephone orders must be confirmed in writing or by facsimile. All orders are subject to acceptance by Dell. Customer may change or cancel an order up until the time Dell begins manufacturing the Products. Neither Dell nor Customer is bound by any terms and conditions imprinted on or embedded in orders, order acknowledgments or other communications between the parties relating to orders.

2.4
Orders by Affiliates. Customer's corporate parent, subsidiaries and affiliates that are majority owned by Customer, or its parent, or are under voting control of such entities and/or related companies, or that are related governmental entities permitted by statue or other governmental action to procure under this Agreement (collectively, "Affiliates"), may order Products or Services under this Agreement. Unless otherwise agreed in writing, any affiliate or governmental entity that submits an order to Dell or an affiliate of Dell shall have thereby agree to abide by the terms of this Agreement. Dell, in its sole discretion, may discontinue selling Products or Services to any Affiliate or may require additional payment and/or credit conditions for such Affiliate.

2.5
Prices. The prices for Products are Dell's then-current public retail prices less Customer's applicable discount as specified in Attachment 1. Dell reserves the right to change retail prices at any time for any reason. Such prices are subject to shortages in materials, increases in the cost of manufacturing materials or components or other factors beyond the reasonable control of Dell. The prices charged for Services purchased under this Agreement will be Dell's then current charges for such Services as set forth on Dell's quotation or the amount set forth on the relevant Statement of Work ("SOW") relating to such Services.

2.6
Deli Standard Pricing Discount Policy. Unless the customer and Dell have agreed to a different discount, Dell's standard pricing policy for Dell-branded systems, which include both hardware and services in one discounted price, allocates the discount off list price applicable to the service portion of the system to be equal to the overall calculated percentage discount off list price on the entire system.

2.7
Additional Fees; Taxes. Dell's prices do not include, and Customer is responsible for paying freight charges, insurance. Except for Dell's franchise taxes and taxes on Dell's net income, Customer is responsible for any sales and all other taxes associated with the transaction, and the taxes will be shown on Dell's invoice. If Customer provides Dell a valid tax exemption certificate. Dell will not invoice Customer for the affected taxes.

2.8
Invoicing and Payment. Customer's payment terms will be net thirty (30) days from the date of invoice, subject to continuing credit approval by Dell. The invoice date will not be earlier than the shipment date from Dell's facility for the Products invoiced. Additional charges may apply if Customer requests Services that are performed outside contracted hours or are beyond the normal coverage for the particular Service. Customer will reimburse Dell. for all actual, reasonable, documented out-of-pocket expenses, including travel expenses that Dell incurs at Customer's request. For invoices not paid within thirty days of the invoice date, Dell reserves the right to charge Customer a late penalty charge of one percent (1%) per month applied against undisputed overdue amounts. In addition, Dell may, without waiving any other rights or remedies to which it may be entitled, refuse to ship ordered Products and may seek collection from Customer of any unpaid amounts, including reasonable legal fees and costs of collection.

2.9
Shipping; Delivery; Title. When Dell accepts an order, Dell will provide Customer with an estimated ship date or dates for all Products ordered. Title to the Products, except for software that is subject to licensing agreements (see "Software Licensing" below), passes from Dell to Customer when Dell ships the Products from its manufacturing location. If Customer is not satisfied with the Products, it has the right to return them under the then current "Total Satisfaction" return policies described below.

Customer may select from one of the two following shipping options: (1) Customer may direct Dell to ship Products using Dell's designated carrier or (2) Customer may designate another carrier. If Customer directs Dell to ship using Dell's designated carrier, Dell will invoice Customer for shipping and handling costs, and Dell will bear the risk of loss of or any damage to the Products during shipping. If Customer directs Dell to ship using Customer's designated carrier, Dell will ship Products via Customer's carrier, freight collect or freight prepaid by Customer, and Customer will bear the risk of loss of or any damage to the Products during shipping.

3. DELL PRODUCTS, THIRD PARTY PRODUCTS AND TOTAL SATISFACTION POLICY

3.1
Dell-Branded Products and Third Party Products. 'Dell-branded" means computer hardware products that are marked with the "Dell" brand, including all standard components thereof, but does not include any of the following items: (i) software, sound cards, speakers, external devices, accessories or parts added to the Dell-branded hardware products after they are shipped from Dell; (ii) accessories or parts added to the Dell-branded hardware products through Dell's Custom Factory Integration Services at Customer's request; (iii) accessories or parts that are not installed in the Dell factory; (iv) Third Party Software and Peripheral products; or (v) monitors, keyboards and mice, to the extent that they are not, included in Dell's products listed online.

3.2
Product Specification. Dell may revise or discontinue Product offerings at any time without prior notice to Customer. A change in a Product may occur between the time that Customer orders a Product and the time that Dell ships the Product. As a result, Products shipped may display minor differences from the Products Customer ordered, but they will meet or exceed all material specifications of the Products Customer ordered. In addition, Dell will meet with Customer quarterly to discuss product roadmaps on any configurations for which Customer receives special pricing.

3.3
Software Licensing. Dell may distribute software, including software licensed by third party software manufacturers or marketers, with the Products. All software distributed with the Products is subject to the license agreement provided with the software and is subject to third party warranties, if any. Customer agrees that Customer and all of Customer's end-users of the software are bound by, and will abide by, all such software licensing agreements.

3.4
"Total Satisfaction" Return Policy. Under Dell's "Total Satisfaction" Return Policy, as in effect from time to time, Dell-branded Products may be returned to Dell for a refund of the purchase price if already paid. A Credit Return Authorization Number must be requested by Customer and issued by Dell before Products are returned. The returned Products must be shipped to Dell in their original packaging, shipping charges prepaid. Risk of loss or damage during shipment to Dell is the responsibility of Customer. Returned Products must be in as new condition, and all of the manuals, diskettes, power cords and other items included with Products must be returned.

4. LIMITED WARRANTIES

4.1
Limited Warranty. Dell-branded Products will conform to the Dell specifications current when the Product is shipped and will be free from defects in materials and workmanship for a period of up to one or three years, depending upon a variety of factors, including the Product purchased and where the Product is shipped and used. Unless the parties otherwise agree in writing, notebook batteries that are included with Dell-branded Products will carry a one (1) year limited warranty. Dell shall provide to Customer a description of the available warranty for any particular Product in any location at Customer's request. The limited warranty period for Products begins on the date of invoice. Services provided by Dell shall be performed in a good and workman like manner.

4.2
No Warranty of Function or for a Particular Use. Dell does not warrant that its Products, when used, will function in any specific configuration that includes hardware or software not provided by Dell or will function or can be used to produce a particular result, even if the specific configuration or the result has been discussed with Dell.

4.3	Third-Party Software.

4.3.1
Warranty. Dell does not warrant third-party software products. Any warranty provided on a software or Dell Software and Peripherals product is provided by the publisher or original manufacturer and may vary from product to product.

4.3.2
License Agreement. All software, including Microsoft software, is provided subject to the license agreement that is part of the package. Dell has the right to provide such software to Customer. Each Buyer purchasing under this Agreement agrees that it will be bound by the license agreement once the package is opened or the seal is broken.

4.4
High Risk Applications Disclaimer. Dell has not tested or certified its Products, Services or Deliverables for use in high risk applications including medical life support, medical device, direct physical patient contact, water treatment, nuclear facilities, weapon systems, mass and air transportation control, flammable environments, or any other potentially life critical uses. Customer understands and agrees that Dell makes no assurances or warranties that the Products, Services or Deliverables are suitable for any high-risk uses..

4.5
Other Exclusions. This warranty does not cover damage due to external causes, including accident, abuse, misuse, problems with electrical power, service (including installation or de-installation) not performed or authorized by Dell, usage not in accordance with Product instructions, normal wear and tear, and problems caused by use of parts and components not supplied by Dell. The warranty does not cover accessories or parts added to a Dell system after the system is shipped from Dell or non-Dell-branded accessories or parts added to a Dell system through CFI Services. DELL MAY REVISE ITS LIMITED WARRANTIES FROM TIME TO TIME BUT ANY SUCH CHANGE WILL NOT AFFECT PRODUCTS ORDERED BY CUSTOMER PRIOR TO THE DATE OF SUCH CHANGE. IF CUSTOMER HAS NOT TIMELY PAID DELL FOR PRODUCTS OR SERVICES, THE WARRANTY(S) FOR THE UNPAID PRODUCTS SHALL BE VOID. ANY WARRANTY PROVIDED ON SOFTWARE OR A THIRD PARTY SOFTWARE OR PERIPHERAL PRODUCT IS PROVIDED BY THE PUBLISHER OR ORIGINAL MANUFACTURER AND MAY VARY FROM PRODUCT TO PRODUCT. DELL DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PRODUCTS AND SERVICES.

4.6
Limitation of Liability. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, DELL AND CUSTOMER EACH EXPRESSLY AGREE AND UNDERSTAND THAT THE OTHER PARTY WILL NOT HAVE ANY LIABILITY FOR PRODUCTS NOT BEING AVAILABLE FOR USE, OR FOR LOST OR CORRUPTED DATA OR SOFTWARE. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THEIR POSSIBILITY. THIS LIMITATION OF LIABILITY APPLIES BOTH TO PRODUCTS AND SERVICES CUSTOMER PURCHASES UNDER THIS AGREEMENT. DELL'S TOTAL LIABILITY ARISING OUT OF, OR IN CONNECTION WITH, ANY EVENT OR SERIES OF CONNECTED EVENTS OCCURRING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE LESSER OF ONE MILLION DOLLARS ($1,000,000) OR THE U.S. DOLLAR EQUIVALENT OF THE TOTAL DOLLAR AMOUNT OF PRODUCTS AND SERVICES PURCHASED BY CUSTOMER PURSUANT TO THIS AGREEMENT DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE DATE DELL IS NOTIFIED BY CUSTOMER OF ANY CLAIM OF LIABILITY, EXCEPT WHERE LOCAL LAW, IF SUCH LOCAL LAW IS FOUND TO APPLY TO THIS AGREEMENT, PROHIBITS ANY SUCH LIMITATION. IN THE EVENT THE LAW OF ANY JURISDICTION WHICH APPLIES TO THIS AGREEMENT PROHIBITS IN ANY PART ANY LIMITATION IN THIS PARAGRAPH, THE PARTIES AGREE THAT SUCH LIMITATION SHALL BE MODIFIED, WITHOUT FURTHER ACTION OF EITHER PARTY, SO AS TO BROADLY APPLY TO THE MAXIMUM EFFECT ALLOWED BY GOVERNING LAWS.

5. SERVICE OPTIONS

Dell will provide Services in accordance with Attachment 2 and/or any mutually agreed Statement of Work (SOW) as selected by Customer. Certain levels of service may not be available in some remote areas. In the event of a conflict between the terms of this Agreement (including Attachment 2) and a SOW, the terms of these documents will be followed according to the following order of preference: (1) the SOW, (2) any attachment to the SOW, (3) Attachment 2 and (4) the Agreement. For any Products purchased before Customer purchases the Services. Dell reserves the right to inspect such Products prior to agreeing to provide the Services. Dell reserves the light to repair or replace any system that displays a malfunction or other problem.

6. ADDITIONAL OFFERINGS
Dell also provides the following options to Customer in accordance with Dell's terms and conditions in effect at the time of purchase:

6.1
Custom Factory Integration Services. Customer may purchase factory integration services, including installation of Customer's custom software image, asset tagging, hardware integration or other consulting or system integration services ("CFI Services"), upon the terms and conditions set forth in Attachment 3.

6.2
Employee Purchase Program. Where allowed by applicable law, Customer may extend to its employees the right to purchase selected configurations of Dell Products at a discount. Customer's employees' purchases will be governed by Dell's standard terms and conditions of sale for individuals in effect at the time of purchase, and not this Agreement

6.3
Other Programs or Services. This Agreement covers only those Services and offerings specifically agreed to by and between Dell and Customer. Services provided hereunder beyond the descriptions or agreements set forth herein shall be subject to agreed terms and conditions, fees and/or charges.

7.    OUR RELATIONSHIP

7.1
Indemnification for infringement of Third Party Intellectual Property Rights. Dell will defend Customer from any claim, demand, cause of action, debt or liability (including attorneys' fees and expenses) ("Claim") that Dell-branded Products infringe, misappropriate or otherwise violate any Intellectual Property (patent, copyright or trademark) rights of a third party ("Indemnified Claim"). Dell will not indemnify Customer or bear any responsibility for any Claim, in whole or part, upon Customer's unauthorized modification of the Products or from any combination, operation or use of the Products with other products or services. Dell's duty to indemnify under this section is contingent upon Dell receiving prompt notice of an Indemnified Claim and Dell's right to solely control resolution of the Indemnified Claim. Except for duty to defend above, Customer's sole remedy for an Indemnified Claim is as follows: Dell will, at its expense and in its discretion, either (a) resolve the Indemnified Claim in a way that permits continued ownership and use of the affected Product; (b) provide a comparable non-infringing replacement Product at no cost to Customer, or (c) accept return of the Product freight collect and provide a reasonably depreciated refund for the Product. This section is an exclusive statement of Dell's liability and responsibility for Indemnified Claims, and nothing in this Agreement or elsewhere will obligate Dell to provide any greater indemnity to Customer.

7.2
Indemnity from Customer to Dell. To the extent permitted by law, Customer will indemnify Dell from any Claim: (a) that Customer's modifications of and/or additions to the Products infringe on, misappropriate or otherwise violate the Intellectual Property of a third party; (b) by Customer's end-users other than an Indemnified Claim described in "Dell's Indemnity for Infringement of Third Party Intellectual Property Rights" above; or (c) that the Products sold to Customer under this Agreement damage a third party to the extent such Claim is based on (1) Customer's misuse or abuse of the Products, negligence or breach of representations and warranties in this Agreement; (2) failure of Customer to abide by all applicable laws, rules, regulations and orders that affect the Products; or Customer's failure to obtain any necessary rights and licenses to permit Dell to perform its obligations under this Agreement.  Customer's duty to indemnify, defend and hold harmless under this section is contingent upon Customer receiving prompt notice of any claim, demand, cause of action, debt or liability for which Customer must indemnify Dell and Customer's right to solely control the defense of all matters for which Customer is liable under this Section.

7.3
Confidentiality and Non-Disclosure. The confidential information disclosed under this Agreement ("Confidential Information") is described generally as current and future product information, financial and other business information including, but not limited to all confidential and proprietary information so designated in writing or verbally by the words "Confidential", Proprietary" or similar.

If a separate, written nondisclosure agreement exists between Dell and Customer, that agreement will control and will apply according to its terms and conditions to all Confidential Information the parties exchange with each other.

7.4
Regulatory Compliance and Export.  Each party, at its own expense, will comply with all applicable laws, orders and regulations of any governmental authority with jurisdiction over its activities in connection with this Agreement. Each party will furnish to the other party any information required to enable the other party to comply with applicable laws and regulations related to the Products. Dell and Customer acknowledge that Products licensed or sold under this Agreement are subject to the export control laws and regulations of the United States or those of other countries in which they are used and agree to abide by those laws and regulations. Under U.S. laws and regulations, Products purchased under this Agreement may not be sold, leased or otherwise transferred to restricted end-users or to restricted countries. In addition, the products may not be sold, leased or otherwise transferred to, or utilized by, an end-user engaged in activities related to weapons of mass destruction, including but not necessarily limited to, activities related to the design, development, production or use of nuclear materials, nuclear facilities, or nuclear weapons, missiles or support of missile projects, or chemical or biological weapons. Customer and Dell agree to comply with all applicable export laws, regulations and orders. In addition, each party agrees to indemnify, defend and hold the other harmless from any claims, demands or causes of action against the other due to the indemnifying party's violation or alleged violation of the applicable export laws, regulations and orders.

7.5
Notices. To give notice under this Agreement, the notice must be in writing and will be effective when delivered to the other party at the addresses listed at the beginning of this Agreement. For notices to Dell, Customer will send a copy to Dell Marketing L.P., Attn: Contracts Manager, One Dell Way, Box 8708, Round Rock, TX 78682-2244. If no address is set forth, notices will be sent to the recipient's registered office or, in a region where registration is not required, to its principal office. Any change of address must be sent to the other party in writing.

7.6
Term and Termination. The term of this Agreement shall be one (1) year beginning on the Effective Date, and it will thereafter renew automatically for consecutive additional one (1) year terms. Either party may terminate this Agreement or any individual SOW at any time by providing at least thirty (30) days prior written notice to the other party. Termination of the Agreement will terminate all SOWs. Termination of one or more SOWs will not, by itself, terminate the Agreement. Either Party may terminate this Agreement if the other party commits a material breach of this Agreement and the breach is not cured within ten (10) business days of receipt of written notice from the non- breaching party.

If either party gives notices of termination, Dell may, but will not be obligated to, continue to accept orders from Customer following receipt of such notice. The terms and conditions of this Agreement will control the acceptance and shipment of any such orders.

8. MISCELLANEOUS ITEMS

8.1
General Assignments and Assignment for Third Party Leasing. Neither party may assign this Agreement without the express written consent of the other party, except that no consent shall be required for any assignments by Dell to its affiliates. Any proposed assignment by Customer of the right to place orders hereunder to a third party lessor shall be governed by Dell's then-current standard terms and conditions for assignment of such purchase rights. Dell retains the right to subcontract the Services provided under this Agreement. Notwithstanding anything to the contrary in this Agreement, Dell shall, without limitation, be permitted to assign or otherwise transfer any of its accounts receivable resulting from the sale of Products and Services to Customer pursuant to this Agreement.

8.2.
Non-performance by Customer. If Customer materially breaches any of its obligations under this Agreement, including failing to pay for any Products or Services, Dell may discontinue providing service and technical support, reporting and other commitments set forth in this Agreement.

8.3
Entire Agreement; Severability. This Agreement (with all Attachments and applicable terms and conditions of Dell's service programs) is the entire agreement between Dell and Customer with respect to its subject matter and supersedes all prior verbal and written understandings, communications or agreements between Dell and Customer. No amendment to or modification of this Agreement, in whole or part, will be valid or binding unless it is in writing and executed by authorized representatives of both parties. If any provision of this Agreement is void or unenforceable, the remainder of this Agreement will remain in full force and will not be terminated.

8.4
Independent Contractor. The parties are independent contractors. Neither party will have any rights, power or authority to act or create an obligation, express or implied, on behalf of another party except as specified in this Agreement. Customer will obtain all necessary rights and licenses to permit Dell to perform under this Agreement. Dell will be entitled to rely on any information or directions provided by Customer in connection with Dell's performance of any Services.

8.5
Force Majeure. Neither party shall be liable to the other party for any failure to perform any of its obligations under this Agreement during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, war, terrorism, embargo, strike, constrained markets, riot or the intervention of any governmental authority ("Force Majeure"). In such event, however, the delayed party must promptly provide the other party with written notice of the Force Majeure. The delayed party's time for performance will be excused for the duration of the Force Majeure, but if the Force Majeure events lasts longer than thirty (30) Days, the other party may immediately terminate this Agreement by giving written notice to the delayed party.

8.6
Survival. The following Sections of this Agreement shall survive any termination or expiration of this Agreement and shall continue to bind the parties and their permitted successors and assigns: "Ordering and Delivery of Products," "Invoicing, Payment and Security Interest," "Warranties," "Indemnification" (but only to the extent explicitly provided therein), "Limitation of Liability," "Confidential Information," "Import/Export Compliance" and "Miscellaneous".

8.7
Law; Jurisdiction and Language. The laws governing disputes arising out of this Agreement shall be the laws of the State of Texas, exclusive of the United Nations Convention on the International Sale of Goods, and without regard to principles of conflicts of law. This Agreement is performable in Williamson County, Texas.

This Agreement has been executed on behalf of the parties by their duly authorized representatives, to be effective on the date described in Section 1 of this Agreement.

AGREED:                     Dell MARKETING L.P.                                                                               ACCEPTED: Vemics Inc.

Signature:                     /s/ Shone Zachariah                                                    Signature:      /s/ Tom C. Dorsett
Name:                            Shone Zachariah                                                          Name:             Tom C. Dorsett
Title:                              Contract Manager                                                       Title:                President of Healthcare
Date:                              February 19, 2008                                                        Date:                Feb. 19, 2008

ATTACHMENT 1 to the Volume Purchase Agreement
RESERVED

ATTACHMENT 1 to the Volume Purchase Agreement

Co-Marketing Agreement

Dell and Customer agree to utilize their good faith efforts in working together toward the mutually beneficial objective of promoting the combined partnership and entering in a co-marketing agreement between both parties.

The parties plan that the definitive co-marketing agreement will include these key components:

Dell and Vemics will create a mutually approved, joint press release announcing the partnership. The Release will be distributed through both Dell and Vemics' public relations firms.

Dell will provide exposure to Vemics' iMedicor portal at the 2008 HIMSS conference. This consist of scheduled meetings with at least five mutually selected Independent Software Vendors (ISV), Access to Dell networking events and presence of Vemics representation in the Dell booth in the exhibit hall.

Initially Dell will introduce Vemics to at least five of its Independent Software Vendor (ISV) Partners for the purposes of creating relationships between Vemics and ISVs. Vemics will then create relationships with each ISV that will entail the integration of ISV software and the iMedicor portal. ISV will actively market iMedicor to its existing and new clients as a value-added premium for fee service. Dell will receive a portion of all revenue generated from each relationship, as outlined in a future attachment to this agreement.

Based on the success of the first five introductions, Dell will continue to assist Vemics in creating relationships with the remainder of its ISV partners.

Vemics will recommend Dell solutions and standardize on Dell solutions. Additionally, Vemics will promote Dell products and agree to use mutually agreeable taglines (ex: "Powered by Dell") to further the promotion of Dell products and services.

The non-disclosure agreement effective February 18, 2008 between Dell and Vemics shall control the release of proprietary or confidential information.

AGREED:                      Dell MARKETING L.P.                                                                          ACCEPTED:        Vemics Inc.
Signature:                      /s/ Shone Zachariah                                                Signature:             /s/ Tom C. Dorsett
Name:                             Shone Zachariah                                                                                      Name:                    Tom C. Dorsett
Title:                               Contract Manager                                                                                    Title:                      President of Healthcare
Date:                               February 18, 2008                                                                                     Date:                      Feb. 19, 2008